UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

Commission File No. 0-33295

MEDICALCV, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9725 South Robert Trail
Inver Grove Heights, Minnesota 55077

September 19, 2006

Dear Shareholder:

I am pleased to invite you to attend the annual meeting of shareholders of MedicalCV, Inc., to be held at the Radisson Hotel, 35 South Seventh Street, Minneapolis, Minnesota, on October 19, 2006, at 3:30 p.m. central time.

At the annual meeting you will be asked to vote for the election of directors and to ratify the appointment of our independent registered public accounting firm for the fiscal year ending April 30, 2007. The accompanying material contains the notice of annual meeting, the proxy statement, which includes information about the matters to be acted upon at the annual meeting, and the related proxy card.

I hope you will be able to attend the annual meeting. Whether or not you are able to attend in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you do attend in person, you may withdraw your proxy and vote personally on any matters brought properly before the annual meeting.

Sincerely,
MEDICALCV, INC.

Marc P. Flores
President and Chief Executive Officer

MEDICALCV, INC.

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077

NOTICE
OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
OCTOBER 19, 2006

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of MedicalCV, Inc., a Minnesota corporation, will be held at the Radisson Hotel, 35 South Seventh Street, Minneapolis, Minnesota, on October 19, 2006, at 3:30 p.m. central time, for the following purposes, as more fully described in the accompanying proxy statement:

1.                To elect six directors for the ensuing year and until their successors shall be elected and duly qualified;

2.                To ratify the appointment of Lurie Besikof Lapidus & Company, LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2007; and

3.                To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on September 8, 2006, are entitled to notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

Sincerely,
MEDICALCV, INC.

Eapen Chacko
Secretary

Inver Grove Heights, Minnesota
September 19, 2006

MEDICALCV, INC.
9725 South Robert Trail
Inver Grove Heights, Minnesota 55077

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 19, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished by the board of directors of MedicalCV, Inc. and contains information relating to the annual meeting of our shareholders to be held on October 19, 2006, beginning at 3:30 p.m. central time, at the Radisson Hotel, 35 South Seventh Street, Minneapolis, Minnesota. This proxy statement and accompanying proxy card are being distributed on or about September 19, 2006.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will vote on the following items of business:

1.                The election of six directors for the ensuing year and until their successors shall be elected and duly qualified; and

2.                To ratify the appointment of our independent registered public accounting firm for the fiscal year ending April 30, 2007.

You will also vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

What are the board’s recommendations?

Our board of directors recommends that you vote:

•       FOR election of each of the nominees for director (see Proposal 1); and

•       FOR ratification of the appointment of our independent registered public accounting firm (see Proposal 2).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

As of September 8, 2006, the record date for the meeting, we had 9,122,938 shares of common stock outstanding. Each share of our common stock outstanding on the record date is entitled to one vote on all items being voted on at the meeting. You can vote all the shares that you owned on the record date. These shares include (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Shareholders do not have the right to cumulate votes in the election of directors.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record.   If your shares are registered directly in your name with our transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the shareholder of record, and we are sending these proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.   If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to September 8, 2006, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. Registration and seating will begin at 3:00 p.m. Cameras, recording devices and other similar electronic devices will not be permitted at the meeting.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the votes are cast at the meeting by (1) delivering a written notice of your revocation to our corporate secretary at our principal executive office, (2) executing and delivering a later dated proxy, or (3) appearing in person at the meeting, filing a written notice of revocation with our corporation secretary and voting in person the shares to which the proxy relates. Any written notice or later dated proxy should be delivered to MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, Attention: Eapen Chacko, or hand-delivered to Mr. Chacko before the vote at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares of our common stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

Election of Directors.   Assuming the presence of a quorum, the six persons receiving the highest number of “FOR” votes will be elected as directors.

Other Items.   For each other item to be considered at the annual meeting, assuming the presence of a quorum, the affirmative vote of the majority of votes cast in person or by proxy on the matter (excluding broker non-votes) will be required for approval. Abstentions will be considered for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes will not have any effect on the outcome of the vote.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one name or brokerage account. You should sign and return each proxy card that you receive in order to ensure that all of your shares are voted.

How can I vote on each of the proposals?

In the election of directors, you may vote FOR each of the nominees, or your vote may be WITHHELD with respect to any or all of the nominees. For each other matter, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

Each of your shares will be voted according to your directions on the proxy card. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors (FOR each of the six nominees for director named in the proxy statement and FOR each other proposal).

Who will count the proxy votes?

Votes will be counted by our transfer agent, Registrar and Transfer Company, which has been appointed to act as the inspector of election for the annual meeting.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the meeting other than the matters described in this proxy statement. If you grant a proxy, either of the officers named as proxy holder, Marc P. Flores and Eapen Chacko, or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting. If a nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate nominated by our board of directors.

Who is paying for this proxy solicitation?

We will pay the expenses incurred in connection with the solicitation of proxies. We are soliciting proxies principally by mail. In addition, our directors, officers and regular employees may solicit proxies personally, by telephone, by facsimile or by e-mail, for which they will receive no consideration other than their regular compensation. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares held as of the record date and will reimburse such persons for their reasonable expenses so incurred.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of September 8, 2006, by (a) each person who is known to us to own beneficially more than five percent of our common stock, (b) each director, (c) each executive officer (including each executive officer named in the summary compensation table below), and (d) all current executive officers and directors as a group. The percentage of beneficial ownership is based on 9,122,938 shares outstanding as of September 8, 2006. As indicated in the footnotes, shares issuable pursuant to warrants and options are deemed outstanding for computing the percentage of the person holding such warrants or options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise noted, each person identified below has sole voting and investment power with respect to such shares. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock. Unless otherwise indicated, the address for each listed shareholder is c/o MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
MedCap Management and Research LLC 500 Third St., Ste 535 San Francisco, CA 94107-6809	1,856,050	(2)	20.3%
Paul K. Miller	1,758,662	(3)	18.4%
SF Capital Partners, Ltd. c/o Stark Offshore Management, LLC 3600 S Lake Dr. St. Francis, WI 53235-3716	1,373,100	(4)	15.1%
Paul K. Miller Irrevocable Trust of 2005 606 24th Avenue South, Suite B12 Minneapolis, MN 55454	1,139,226		12.5%
Whitebox Advisors, LLC. 3033 Excelsior Blvd., Ste 300 Minneapolis, MN 55416	1,126,654	(5)	12.3%
MedCap Partners, L.P. 500 Third St., Ste 535 San Francisco, CA 94107-6809	1,101,007	(2)	12.1%
Millennium Partners, L.P. c/o Millennium Management, L.L.C. 666 Fifth Ave., 8th Fl New York, NY 10103-0899	903,430	(6)	9.9%
MedCap Master Fund, L.P. 500 Third St., Ste 535 San Francisco, CA 94107-6809	755,043	(2)	8.3%
Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391	548,333	(7)	5.9%
Peter L. Hauser 16913 Kings Court Lakeville, Minnesota 55044	535,477	(8)	5.8%
Marc P. Flores	141,685	(9)	1.5%
Lawrence L. Horsch(10)	57,791	(11)	*

John H. Jungbauer	49,065	(12)	*
Larry G. Haimovitch	45,408	(13)	*
Robert W. Clapp	30,765	(14)	*
Adam L. Berman	30,439	(15)	*
Susan L. Critzer	20,100	(16)	*
Dennis E. Steger	17,111	(17)	*
David B. Kaysen	17,100	(18)	*
J. Robert Paulson, Jr.	10,673	(18)	*
James E. Jeter	7,102	(19)	*
Eapen Chacko	0		0
Gary O. Tegan	0		0
All current directors and executive officers as a group (13 persons)	2,136,836	(20)	21.6%

                 * Less than one percent.

       (1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of September 8, 2006.

       (2) Based solely upon the Schedule 13G filed with the SEC on April 7, 2006. As set forth in the Schedule 13G, as supplemented by the Form 4 filed with the SEC on May 2, 2006, Medcap Management & Research LLC (“MMR”) as general partner and investment manager of MedCap Partners L.P. and MedCap Master Fund L.P. and C. Fred Toney as managing member of MMR may be deemed to beneficially own the shares owned by MedCap Partners and MedCap Master Fund in that they may be deemed to have the power to direct the voting or disposition of the shares. Neither the filing of the Schedule 13G nor any of its contents is deemed to constitute an admission that either MMR or Mr. Toney is, for any purpose, the beneficial owner of any securities to which the Schedule 13G relates, and MMR and Mr. Toney disclaim beneficial ownership as to the securities reported in the Schedule 13G, except to the extent of their respective pecuniary interests therein.

       (3) Represents (a) 146,758 shares, (b) 12,000 shares owned by Gracon Contracting Co., an entity over which Mr. Miller exercises control, (c) 12,100 shares purchasable upon the exercise of options, (d) 448,128 shares purchasable upon the exercise of warrants held by PKM Properties, LLC, an entity over which Mr. Miller exercises control, (e) 1,139,226 shares held by the Paul K. Miller Irrevocable Trust of 2005, of which Mr. Miller is the sole beneficiary, and (f) 450 shares owned by Mr. Miller’s spouse.

       (4) Based solely upon the Schedule 13G filed with the SEC on April 8, 2005. As set forth in the Schedule 13G, Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management, LLC (“Stark Offshore”), which acts as investment manager and has sole power to direct the management of SF Capital Partners Ltd. Through Stark Offshore, Messrs. Roth and Stark possess voting and dispositive power over all of the shares to which the Schedule 13G relates. Messrs. Roth and Stark disclaim beneficial ownership of the shares.

       (5) Represents (a) 345,985 shares held by Whitebox Hedged High Yield Partners, L.P. (“WHHYP”), (b) 320,922 shares held by Whitebox Intermarket Partners, L.P. (“WIP”), (c) 201,724 shares held by Pandora Select Partners (“PSP”), (d) 185,837 shares held by Whitebox Convertible Arbitrage Partners, L.P. (“WCAP”), (e) 56,590 shares held by GPC LIX, LLC, and (f) 15,596 shares held by

Guggenheim Portfolio Company XXXI, LLC. Whitebox Advisors, LLC (“WA”) is the investment advisor for GPC LIX, LLC and Guggenheim Portfolio Company XXXI, LLC. WA, the managing member of each of (i) Whitebox Hedged High Yield Advisors, LLC (“WHHYA”), (ii) Whitebox Intermarket Advisors, LLC (“WIA”), (iii) Pandora Select Advisors, LLC (“PSA”) and (iv) Whitebox Convertible Arbitrage Advisors, LLC (“WCAA”), has the power to direct the affairs of each of WHHYA, WIA, PSA and WCAA. WHHYA, WIA, PSA and WCAA manage accounts for the benefit of its respective clients WHHYP, WIP, PSP and WCAP. As a result of these relationships, WA may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by each of WHHYP, WIP, PSP, WCAP, GPC LIX, LLC and Guggenheim Portfolio Company XXXI, LLC.

       (6) Based solely upon the Schedule 13D filed with the SEC on August 4, 2006. The managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership (“Millennium Partners”), is Millennium Management, L.L.C., a Delaware limited liability company (“Millennium Management”), and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners. Israel A. Englander is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management. The foregoing should not be construed in and of itself as an admission by either of Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Millennium Partners. Millennium Partners is a limited partner of Millenco, L.P., a Delaware limited partnership (“Millenco”). Millenco is a broker-dealer and a member of the American Stock Exchange.

       (7) Includes 98,550 shares purchasable upon the exercise of warrants.

       (8) Represents (a) 386,907 shares, (b) 16,740 shares held by Mr. Hauser’s IRA, and (c) 131,830 shares purchasable upon the exercise of warrants.

       (9) Represents (a) 3,000 shares and (b) 138,685 shares purchasable upon the exercise of options.

(10) Mr. Horsch, who decided not to stand for reelection to the board, intends to resign as a director at the commencement of the 2006 annual meeting of shareholders.

(11) Represents (a) 11,571 shares, (b) 3,000 shares purchasable upon the exercise of warrants, and (c) 43,220 shares purchasable upon the exercise of options.

(12) Represents (a) 2,500 shares, (b) 2,500 shares purchasable upon the exercise of warrants, and (c) 44,065 shares purchasable upon the exercise of options. Although Mr. Jungbauer is named in the summary compensation table below, his employment with our company ceased on July 31, 2006.

(13) Represents (a) 34,735 shares held by The Haimovitch 2000 Separate Property Revocable Trust and (b) 10,673 shares purchasable upon the exercise of options.

(14) Represents (a) 1,000 shares and (b) 29,765 shares purchasable upon the exercise of options.

(15) Represents (a) 1,250 shares and (b) 29,189 shares purchasable upon the exercise of options.

(16) Represents (a) 3,000 shares and (b) 17,100 shares purchasable upon the exercise of options.

(17) Represents (a) 1,000 shares and (b) 16,111 shares purchasable upon the exercise of options.

(18) Represents shares purchasable upon the exercise of options.

(19) Represents (a) 1,290 shares and (b) 5,812 shares purchasable upon the exercise of options.

(20) Represents (a) 1,355,280 shares, (b) 451,128 shares purchasable upon the exercise of warrants, and (c) 330,428 shares purchasable upon the exercise of options.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees

Six persons have been nominated for election as directors at the annual meeting, all of whom currently serve as directors. In addition, Lawrence L. Horsch, who decided not to stand for reelection to the board, intends to resign as a director at the commencement of the annual meeting. Our board has determined to reset its size to six members at the time of the annual meeting. Our directors are elected annually, by a plurality of the votes cast, to serve until the next annual meeting of shareholders and until their respective successors are elected and duly qualified. There are no family relationships between any director or officer.

Required Vote

The six nominees receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting shall be elected to the board of directors. An abstention will have the same effect as a vote withheld for the election of directors and a broker non-vote will not be treated as voting in person or by proxy on the proposal. Set forth below is certain information concerning the nominees for the board of directors. The board of directors recommends that shareholders vote FOR the nominees listed below.

Name	Age	Principal Occupation	Position with MedicalCV	Director Since
Susan L. Critzer(1)(3)	50	Retired Chief Executive Officer and Chief Financial Officer of Restore Medical, Inc.	Chairperson of the Board	2002
Marc P. Flores	41	President, Chief Executive Officer and Director of MedicalCV, Inc.	President, Chief Executive Officer and Director	2004
Larry G. Haimovitch(2)(3)	59	President of Haimovitch Medical Technology Consultants	Director	2005
David B. Kaysen(1)(2)	57	President and Chief Executive Officer of Uroplasty, Inc.	Director	2002
Paul K. Miller	83	Private Investor	Director	1994
J. Robert Paulson, Jr.(1)	50	President, Chief Executive Officer and Director of Restore Medical, Inc.	Director	2005

          (1) Member of the audit committee.

          (2) Member of the compensation committee.

          (3) Member of the corporate governance and nominating committee.

Business Experience

Susan L. Critzer, Chairperson of the Board since September 2005 and one of our directors since August 2002, has over 25 years of industry experience in general management, operations and product development. Ms. Critzer served as Chief Executive Officer and Chief Financial Officer of Restore Medical, Inc., a company focused on developing and marketing products for the ear, nose and throat field, from June 2002 to April 2005. From January 2001 to June 2002, Ms. Critzer served as Chief Operating Officer of Venturi Development Group, the business incubator focused on seed level medical device opportunities which founded Restore Medical. Prior to joining Venturi, Ms. Critzer served as President and Chief Executive Officer and Acting Chief Financial Officer of Integ Incorporated, a publicly held development stage glucose monitoring company from 1998 until it was acquired by Inverness Medical in early 2001. She joined Integ in 1995 as Vice President, Operations. Before joining Integ, Ms. Critzer served in various management roles at the Davis + Geck Division of American Cyanamid Corp., and the Deseret Medical Division of Becton-Dickinson Corp. Ms. Critzer began her career with General Motors

Corporation where she spent thirteen years in a variety of engineering and management positions, including managing a $200 million truck front suspension plant in Detroit. Ms. Critzer serves on the Board of Governors and is a 3M Fellow at the University of St. Thomas School of Engineering in St. Paul, Minnesota.

Marc P. Flores became our President, Chief Executive Officer and one of our directors in August 2004. Mr. Flores served as Vice President of Sales & Marketing of Coalescent Surgical, Inc., a company focused on developing advanced technology for blood vessel anastomoses, from March 2000 to August 2004. Prior to joining Coalescent, Mr. Flores was Western Regional Manager of Sales for CardioThoracic Systems, Inc. from June 1997 to March 2000. Before joining CardioThoracic Systems, he held a variety of management and sales positions with Boston Scientific Corporation, GE Medical Systems and Xerox Corporation.

Larry G. Haimovitch, one of our directors since August 2005, serves as President of Haimovitch Medical Technology Consultants, a Mill Valley, California-based health care consulting firm he formed in 1990. His firm, whose current area of emphasis includes minimally invasive surgical technologies, specializes in the analysis of the medical device industry with emphasis on the current trends and future outlook for emerging medical technology.

David B. Kaysen has been one of our directors since August 2002. Mr. Kaysen serves as President, Chief Executive Officer and a director of Uroplasty, Inc., a developer, manufacturer and marketer of products primarily for the treatment of urinary and fecal incontinence and overactive bladder symptoms. Mr. Kaysen served as President and Chief Executive Officer of Advanced Duplication Services LLC, a privately held duplicator/replicator of CDs and DVDs, from July 2005 until May 2006. From December 2002 through July 2005, Mr. Kaysen served as President, Chief Executive Officer and a director of Diametrics Medical, Inc., a company that develops, manufactures and commercializes blood and tissue analysis systems that provide diagnostic results at the point of patient care. Mr. Kaysen has more than 25 years of executive management and sales and marketing experience in the medical products and services industry, including serving 10 years as President, Chief Executive Officer and a director of Rehabilicare Inc. (now Compex Technologies, Inc.), a manufacturer and marketer of home electrotherapy equipment for the physical therapy, rehabilitation, occupational and sports medicine markets. Mr. Kaysen currently serves as a director of Zevex International, Inc., a publicly held company engaged in the business of designing, manufacturing and distributing medical devices.

Paul K. Miller has been one our directors since August 1994. Mr. Miller served as President of Acton Construction Management Company, a real estate management company, from 1980 to 2004. Mr. Miller has, over the course of his business career, been the President and majority shareholder of various companies with offices in Minnesota and Texas which have been engaged in the construction of municipal wastewater projects throughout the central United States and in the acquisition and management of real estate investments. He is a significant investor and director of a number of development stage companies and has served as a bondholders representative on the creditors’ committees of several publicly held companies.

J. Robert Paulson, Jr., who became one of our directors in August 2005, was appointed President, Chief Executive Officer and a director of Restore Medical, Inc., a company focused on developing and marketing products for the ear, nose and throat field, in April 2005. Prior to joining Restore Medical, Mr. Paulson served as Chief Financial Officer and Vice President of Marketing for Endocardial Solutions, Inc. from August 2002 until March 2005. From 2001 to June of 2002, Mr. Paulson was the Sr. Vice President and General Manager of the Auditory Division of Advanced Bionics Corporation, and between 1995 and 2001, Mr. Paulson served in various capacities at Medtronic, Inc., including Vice President and General Manager of the Surgical Navigation Technologies business unit; Vice President of Corporate Strategy and Planning; and Director of Corporate Development. From 1988 to 1995,

Mr. Paulson held various marketing, business development and in house counsel positions at General Mills, Inc., and prior to that practiced law at the Minneapolis firm of Lindquist & Vennum. Mr. Paulson has served on the board of directors of Vascular Solutions, Inc. since May 2005.

OUR BOARD OF DIRECTORS AND COMMITTEES

The board of directors held 15 meetings during our last fiscal year. Each of the then incumbent directors attended at least 75 percent of the meetings of the board and of those committees on which he or she served. The board of directors has established audit, compensation, and corporate governance and nominating committees. Our audit, compensation, and corporate governance and nominating committees are composed only of directors the board has determined to be independent. Current copies of the charters of the audit committee, the compensation committee and the corporate governance and nominating committee may be found on our website at www.medcvinc.com and are available in print upon written request to MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, Attn: Eapen Chacko, Vice President, Finance and Chief Financial Officer. A current copy of the charter of the audit committee also appears as Appendix A to this proxy statement.

Committees

The audit committee, which consists of Susan L. Critzer, David B. Kaysen and J. Robert Paulson, Jr., assists the board of directors in fulfilling its oversight responsibilities by (a) overseeing the accounting and financial reporting processes of the company and the audits of the company’s financial statements; (b) taking, or recommending that the board of directors of the company take, appropriate action to oversee the qualifications, independence and performance of the company’s independent auditors; and (c) preparing the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement. This committee’s charter specifies that the committee is composed of three or more independent directors who are free from any relationship that, in the opinion of the board, would interfere with the exercise of independent judgment as a member of the audit committee. Ms. Critzer and Messrs. Kaysen and Paulson are independent (as independence is defined by Rule 4200(a)(15) of the NASD listing standards to which we would be subject if our securities were listed on Nasdaq). In addition, Ms. Critzer and Messrs. Kaysen and Paulson are independent as defined in Exchange Act Rule 10A-3. The audit committee met five times during our last fiscal year.

The compensation committee, which consists of Larry G. Haimovitch and David B. Kaysen, (a) discharges the board of directors’ responsibilities relating to compensation of our executives, and (b) oversees and advises the board on the adoption of policies that govern our compensation programs, including stock and benefit plans. Messrs. Haimovitch and Kaysen are independent (as independence is defined by Rule 4200(a)(15) of the NASD listing standards to which we would be subject if our securities were listed on Nasdaq). The compensation committee met four times during our last fiscal year.

The corporate governance and nominating committee, which consists of Susan L. Critzer and Larry G. Haimovitch, (a) monitors the implementation, operation and adequacy of our corporate governance guidelines and makes recommendations to the board of directors with respect to appropriate modifications, (b) prepares and supervises the implementation of the board’s annual reviews of director independence and board performance, (c) oversees the board’s processes for evaluation of our management and makes recommendations to the board with respect to such processes, (d) identifies, reviews and evaluates candidates for election as director and recommends to the board nominees, (e) advises the board with respect to such other matters relating to the governance of the company as the committee may from time to time approve, and (f) carries out such other tasks as the board may from time to time delegate to the committee for action consistent with the committee’s charter. Ms. Critzer and Mr. Haimovitch are independent (as independence is defined by Rule 4200(a)(15) of the NASD listing standards to which we would be subject if our securities were listed on Nasdaq). The corporate governance and nominating committee met once during our last fiscal year.

Audit Committee Matters

We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Susan L. Critzer, David B. Kaysen and J. Robert Paulson, Jr. are the members of our audit committee.

Under Nasdaq Marketplace Rules that would apply if our common stock were listed on Nasdaq, each member of our audit committee would be required to (i) be independent as defined under Nasdaq Marketplace Rule 4200(a)(15); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) not have participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Our board of directors has determined that Ms. Critzer and Messrs. Kaysen and Paulson would meet these requirements. In addition, at least one member of our audit committee would be required to have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Our board of directors has determined that at least Ms. Critzer would meet this requirement.

Audit Committee Financial Expert

Our board of directors has determined that each of Susan L. Critzer and J. Robert Paulson, Jr. is an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B.

Audit Committee Report

During our fiscal year ended April 30, 2006, the audit committee:

•       reviewed and discussed the audited financial statements with respect to the year ended April 30, 2006 with management;

•       discussed with Lurie Besikof Lapidus & Company, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; and

•       discussed with Lurie Besikof Lapidus & Company, LLP their independence.

In connection with one of its meetings, the audit committee received the written disclosures and the letter from Lurie Besikof Lapidus & Company, LLP by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees). Based upon the foregoing review and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-KSB for the year ended April 30, 2006 for filing with the SEC.

/s/ SUSAN L. CRITZER
/s/ DAVID B. KAYSEN
/s/ J. ROBERT PAULSON, JR.
The Audit Committee

Corporate Governance and Nominating Committee Procedures

The corporate governance and nominating committee identifies, reviews and evaluates candidates for election as director who meet the standards set forth in our company’s corporate governance guidelines. The committee does not evaluate proposed nominees differently depending upon who has made the recommendation; however, the committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of our company. The committee has not to date paid any third party a fee to assist in the nomination process.

The corporate governance and nominating committee may consider nominees suggested by directors, management and shareholders. It is the committee’s view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom. However, prior to nominating an existing director for re-election to the board, the committee will consider and review an existing director’s qualifications and performance. Where there is no qualified and available incumbent, or where there is a vacancy or a desire to increase the size of the board, the committee will identify and evaluate new candidates. The committee will solicit recommendations for nominees from persons that it believes are likely to be familiar with qualified candidates. These persons may include members of the board and management. The committee may also determine to engage a professional search firm. Based upon all available information, the committee recommends to the board candidates who, in its view, are most suited for board membership.

In making its selections, the corporate governance and nominating committee will also evaluate candidates proposed by shareholders. The committee may choose not to consider an unsolicited recommendation if no vacancy exists and the committee does not perceive a need to increase the size of the board. The committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Shareholder Nomination Procedures

To submit a recommendation of a director candidate to the corporate governance and nominating committee, a shareholder must submit the following information in writing, addressed to the Chairman of the Committee, care of the Corporate Secretary, at the main office of MedicalCV, Inc.:

(1)         The name of the person recommended as a director candidate;

(2)         All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Exchange Act Regulation 14A;

(3)         The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)         As to the shareholder making the recommendation, the name and address, as they appear on the books of MedicalCV, Inc., of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the common stock; and

(5)         A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the annual meeting of shareholders, the recommendation must be received by the committee as provided under “Shareholder Proposals for 2007 Annual Meeting.”

Minimum Qualifications

The committee believes that the members of the board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of management, and monitor adherence to principles of sound corporate governance. It is therefore the policy of the committee that all persons nominated to serve as a director of our company should possess the following minimum qualifications:  personal integrity and ethical character; absence of conflicts of interest; fair and equal representation of our company’s constituencies; demonstrated achievement in one or more fields; ability to function effectively in an oversight role; business understanding; and availability.

In approving candidates, the committee will also assure that:  at least a majority of the directors are independent; as many as possible of the directors satisfy the financial literacy requirements for service on the audit committee; at least one of the directors qualifies as an “audit committee financial expert;” at least some of the independent directors have experience as senior executives of a public or substantial private company; and at least some of the independent directors have general familiarity with our company’s industry.

Further, the committee will seek to promote through the nomination process an appropriate diversity on the board of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship.

Shareholder Communications with Board Members

Our board of directors has provided the following process for shareholders to send communications to our board and/or individual directors. All communications from shareholders should be addressed to MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, Attention:  Eapen Chacko, Vice President, Finance and Chief Financial Officer. Communications to individual directors may also be made to such director at our company’s address. All communications sent to a member of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to the board in the care of the Chief Financial Officer will be reviewed by him to ensure that such communications relate to the business of the company before being reviewed by the board.

Board Member Attendance at Annual Meetings

All of our directors are expected to attend the annual meeting of shareholders. We generally hold a board meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors then in office attended the 2005 annual meeting of shareholders.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our highest paid executive officers (the “Named Executive Officers”) during our most recent fiscal year.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
					Other	Securities
Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Bonus ($)		Annual Compensation ($)	Underlying Options	All Other Compensation ($)(3)
Marc P. Flores	2006	223,696	66,750	(4)	0	28,669	32,834	(5)
President and Chief Executive Officer	2005	144,623	25,000		0	363,381	322
John H. Jungbauer	2006	199,992	0		0	0	132,871	(6)
Former Vice	2005	157,597	0		0	144,012	1,188
President, Finance and Chief Financial Officer	2004	32,789	0		0	0	95
Adam L. Berman	2006	175,798	25,000		0	7,167	44,417	(7)
Vice President, Research and	2005	104,321	0		0	74,506	1,200
Development
Robert W. Clapp	2006	175,530	10,000		0	7,167	5,296
Vice President, Operations	2005	107,690	0		0	75,659	1,689
Dennis E. Steger	2006	150,547	10,000		0	2,867	4,414
Vice President,	2005	121,732	0		0	21,502	3,124
Regulatory Affairs and Quality Assurance	2004	119,995	0		0	4,048	3,773

       (1) Mr. Flores became our President and Chief Executive Officer in September 2004. Mr. Jungbauer served as our Vice President, Finance and Chief Financial Officer from February 2004 to June 2006 and as our principal financial officer and principal accounting officer from February 2004 to July 2006. Mr. Berman became our Vice President, Research and Development in September 2004. Mr. Clapp became our Vice President, Operations in August 2004. Mr. Steger became our Vice President, Regulatory Affairs and Quality Assurance in September 2001.

       (2) We have entered into employment agreement with each of our Named Executive Officers. Annual base salaries currently in effect under such employment agreements are as follows: Mr. Flores ($238,075), Mr. Jungbauer ($200,000), Mr. Berman ($185,500), Mr. Clapp ($182,000) and Mr. Steger ($156,000). As noted above, Mr. Jungbauer’s employment with our company ceased in July 2006.

       (3) Unless otherwise noted, these entries represent our payment of term life insurance premiums, long-term disability insurance premiums and 401(k) savings and retirement plan company match contributions in the amounts set forth below:

Name	Fiscal Year	Term Life Insurance Premiums	Long-term Disability Insurance Premiums	401(k) Savings and Retirement Plan Company Match Contributions
Marc P. Flores	2006	349	—	1,027
	2005	322	—	—
John H. Jungbauer	2006	145	1,083	2,769
	2005	279	909	—
	2004	22	73	—
Adam L. Berman	2006	258	—	4,305
	2005	258	—	942
Robert W. Clapp	2006	131	976	4,189
	2005	151	511	1,027
Dennis E. Steger	2006	—	824	3,590
	2005	—	732	2,392
	2004	641	732	2,400

       (4) Under his employment agreement, Mr. Flores has an annual bonus potential of up to 30 percent of his annual base salary based upon achievement of certain goals.

       (5) In October 2005, we entered into a letter agreement with Mr. Flores that sets forth details regarding our company’s agreement to reimburse Mr. Flores for certain expenses in connection with the sale of his Nevada home, relocation expenses and expenses in connection with the establishment of a Minnesota residence. Such agreement is described in “Employment Contracts and Termination of Employment, and Change-in-Control Arrangements” below. Pursuant to such agreement, we paid $16,458 of moving expenses and $15,000 of temporary housing expenses on behalf of Mr. Flores during fiscal year 2006. These amounts are included in “All Other Compensation” above. To the extent that such expense reimbursements are taxable to Mr. Flores, we also have agreed to gross up the amounts paid.

Previously, we reimbursed Mr. Flores for travel, meals and lodging associated with his commute from his Incline Village, Nevada residence to our company’s headquarters in Inver Grove Heights, Minnesota. A significant portion of Mr. Flores’ time was spent traveling on company business and we would have incurred business travel expenses regardless of the location of Mr. Flores’ home. The reimbursements for Mr. Flores’ travel, meals and lodging expenses are not included in compensation.

       (6) In April 2006, we entered into an amendment to Mr. Jungbauer’s employment agreement pursuant to which Mr. Jungbauer will receive severance payments totaling $200,000 and continuation of COBRA. Severance of $125,000 and COBRA of $3,874 was earned and accrued in fiscal year 2006. These amounts are included in “All Other Compensation” above. Pursuant to the amendment, we agreed to amend Mr. Jungbauer’s stock option agreements to provide that his options, to the extent vested on the termination date, would be exercisable for a period of twelve months following the termination of Mr. Jungbauer’s employment. In July 2006, we agreed to retroactively rescind the provision in the amendment that provided Mr. Jungbauer twelve months following termination of employment to exercise the vested portions thereof and revert to the original terms of the stock option agreements that provide Mr. Jungbauer three months following termination of employment to exercise the vested portions thereof. As noted above, Mr. Jungbauer’s employment with our company ceased in July 2006.

       (7) In October 2005, our board of directors authorized the payment of Mr. Berman’s relocation expenses. During fiscal year 2006, we paid $39,854 of such expenses for Mr. Berman. This amount is included in “All Other Compensation” above.

Option Grants in Last Fiscal Year

The following table sets forth information concerning grants of stock options during the fiscal year ended April 30, 2006 to each Named Executive Officer. We granted no stock appreciation rights during our last fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/share)	Expiration Date
Marc P. Flores	28,669	20.2	12.00	04/03/2013
John H. Jungbauer	0	0	N/A	N/A
Adam L. Berman	7,167	5.0	12.00	04/03/2013
Robert W. Clapp	7,167	5.0	12.00	04/03/2013
Dennis E. Steger	2,867	2.0	12.00	04/03/2013

       (1) Each such option vests to the extent of 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter.

       (2) Based on an aggregate of 142,216 shares subject to options granted to our employees during the fiscal year ended April 30, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information concerning the options exercised by each Named Executive Officer during the fiscal year ended April 30, 2006. It also sets forth information concerning unexercised options held by such persons as of April 30, 2006. No stock appreciation rights were exercised by such persons during the last fiscal year or were outstanding at the end of that year.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year End ($)(1)
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Marc P. Flores	0	N/A	90,846	301,204	180,619	541,853
John H. Jungbauer	0	N/A	36,005	108,007	67,733	203,194
Adam L. Berman	0	N/A	18,627	63,046	37,617	112,846
Robert W. Clapp	0	N/A	18,916	63,910	33,867	101,596
Dennis E. Steger	0	N/A	12,624	19,793	11,290	33,865

       (1) Represents the closing price of one share of common stock on the last trading day of the fiscal year ended April 30, 2006, minus the per share exercise price of the option to purchase shares of common stock.

Employment Contracts and Termination of Employment, and Change-in-Control Arrangements

In August 2004, we entered into a letter agreement with Marc P. Flores. Under this agreement, Mr. Flores agreed to serve as our President and Chief Executive Officer at an annual salary of $222,500 per year plus a bonus potential of $10,000 per quarter based upon achievement of certain goals. The agreement provided that, subject to development and adoption of such plan by our board of directors and approval of such award by our compensation committee, we would grant Mr. Flores a 20 percent interest in a pool of 80,000 shares of restricted common stock. We also granted Mr. Flores a stock option to purchase 19,347 shares of our common stock at a price of $11.50 per share. Such option vests over four years and expires on August 30, 2014. In addition, we agreed to pay certain relocation expenses for Mr. Flores. Effective April 1, 2005, in lieu of the above-referenced restricted stock award, the compensation committee of our board of directors awarded a non-qualified stock option for the purchase of 344,034 shares of common stock to Mr. Flores. This option was issued outside our employee benefit plans. Such option vests to the extent of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter. It is exercisable at $8.90 per share. This option expires on April 1, 2012.

On July 11, 2005, our board of directors approved certain compensation arrangements for two executive officers, Marc P. Flores, our President and Chief Executive Officer, and John H. Jungbauer, then our Vice President, Finance and Chief Financial Officer. We entered into written, at-will employment agreements pursuant to which we continued the existing employment of these officers at their then current base salary levels, $222,500 for Mr. Flores and $200,000 for Mr. Jungbauer. The employment agreement with Mr. Flores supersedes the above-described letter agreement from August 2004. Under the employment agreement, Mr. Flores now has a bonus potential of up to 30 percent of base salary ($66,750) per year based upon achievement of certain goals. Each employment agreement provides that a severance payment will be made if the employment of the officer is terminated by our company without cause, or by the officer for good reason, including, but not limited to, a reduction of the officer’s compensation; a reduction of authority and responsibility; a relocation of place of employment; or a breach of the employment arrangement by our company. The severance payment to Mr. Flores would equal one year of base salary, and the severance payment to Mr. Jungbauer would be six months of base salary; and, if at the end of such six-month period, Mr. Jungbauer was not employed or engaged as an independent contractor, we would pay him up to an additional six months of base salary until he is employed or engaged as an independent contractor. In addition to payments of base salary, we have agreed to pay or reimburse these officers for medical (COBRA) benefits for the periods covered by the severance payments. In addition, the officers have agreed to certain nondisclosure and inventions provisions and certain noncompetition and nonrecruitment provisions during the term of employment and for a period of one year after termination of employment. As described below, Mr. Jungbauer’s employment with our company ceased July 31, 2006.

On October 24, 2005, we entered into a letter agreement with our President and Chief Executive Officer Marc P. Flores. The agreement set forth details regarding our company’s agreement to reimburse Mr. Flores for certain expenses in connection with the sale of his Nevada home, relocation expenses and expenses in connection with the establishment of a Minnesota residence. We entered into this letter agreement because we determined that our outlay for reimbursement of travel and lodging expenses would decline when Mr. Flores completes his move to Minnesota, but Mr. Flores advised us that October was an inopportune time to put his Nevada home on the market. To assist Mr. Flores with the financial burden of maintaining a temporary Twin Cities residence, we have agreed to pay Mr. Flores, for a period of up to one year, a supplemental payment of $2,500 per month (such payments to end November 1, 2006, or upon Mr. Flores’ sale of his Nevada residence). We also agreed to reimburse Mr. Flores for the cost of transporting his vehicles and household goods to the temporary Minnesota residence. In addition, if Mr. Flores sells his Nevada home on or before November 1, 2006, we agreed to pay for (1) packing, transportation and delivery of household goods by a national freight carrier, (2) reasonable and customary real estate closing costs of the sale of his Nevada home, and (3) reasonable and customary closing costs for the purchase of his Minnesota residence. If the foregoing benefits result in additional taxable income to Mr. Flores, we also agreed to gross up the benefits payable to Mr. Flores to cover such taxes. The understanding set forth in the letter agreement supersedes all prior understandings and agreements covering Mr. Flores’ relocation. The provisions set forth in the letter agreement will terminate upon

Mr. Flores’ termination, except to the extent that Mr. Flores has incurred or submitted a reimbursement expense prior to such termination.

In April 2006, the compensation committee of our board of directors increased Mr. Flores’ annual base salary to $238,075. Under his employment agreement, Mr. Flores has an annual bonus potential of up to 30 percent of annual base salary based upon achievement of certain goals.

In August 2005, we entered into written, at-will employment agreements with Adam L. Berman, Robert W. Clapp and Dennis E. Steger, each of whom was designated an “executive officer” by our board of directors in September 2005. In November 2005, we entered into a written, at-will employment agreement with James E. Jeter, who was designated an “executive officer” by our board of directors in November 2005. In April 2006, we entered into a written, at-will employment agreement with Gary O. Tegan, who was designated an “executive officer” by our board of directors in May 2006. Pursuant to the employment agreements with Messrs. Berman, Clapp, Steger, Jeter and Tegan, these employees have current annual base salary levels of $175,000 for each of Messrs. Berman, Clapp and Tegan, $150,000 for Mr. Steger and $125,000 for Mr. Jeter. Our executive officers are eligible to receive performance-based cash bonuses. In addition, Mr. Jeter is eligible to receive bonuses, when our business plan objectives are met, capped at 100 percent of his annual base salary. For the first three months of his employment, we agreed to pay Mr. Jeter based on annual compensation of $175,000 per year (base and bonus). In each of February 2006, May 2006 and August 2006, we agreed to continue paying Mr. Jeter at the same fixed rate for an additional three months. In May 2006, we entered into a written, at-will employment agreement with Eapen Chacko, who joined our company on June 21, 2006, as Vice President, Finance and Chief Financial Officer. Mr. Chacko receives an annual base salary of $200,000 and is eligible to receive performance-based cash bonuses. Each employment agreement provides that a severance payment will be made if the employment of the employee is terminated by our company without cause, or by the employee for good reason, including, but not limited to, a reduction of the employee’s compensation; a reduction of authority and responsibility; a relocation of place of employment; or a breach of the employment agreement by our company. The severance payment would be six months of base salary; and, if at the end of such six-month period, the individual was not employed or engaged as an independent contractor, we would pay him up to an additional six months of base salary until he is employed or engaged as an independent contractor. In addition to payments of base salary, we have agreed to pay or reimburse these individuals for medical (COBRA) benefits for the periods covered by the severance payments. In addition, these employees have agreed to certain nondisclosure and inventions provisions and certain noncompetition and nonrecruitment provisions during the term of employment and for a period of one year after termination of employment.

In October 2005, our board of directors authorized the payment of Mr. Berman’s relocation expenses. During fiscal year 2006, we paid $39,854 of such expenses for Mr. Berman.

In April 2006, the compensation committee of our board of directors increased Mr. Berman’s annual base salary to $185,500; increased Mr. Clapp’s annual base salary to $182,000; and increased Mr. Steger’s annual base salary to $156,000.

In connection with the commencement of his employment, we granted Mr. Jeter a ten-year stock option under our Amended and Restated 2001 Equity Incentive Plan to purchase 23,250 shares of common stock at $8.40 per share with vesting of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter. In connection with the commencement of his employment, we granted Mr. Tegan a ten-year stock option under our Amended and Restated 2001 Equity Incentive Plan to purchase 25,000 shares of common stock at $10.50 per share with vesting of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter. In connection with the commencement of his employment, we granted Mr. Chacko a ten-year stock option under our Amended and Restated 2001 Equity Incentive Plan to purchase 91,229 shares of common stock at $5.95 per share with vesting of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter.

In April 2006, we entered into an amendment to our employment agreement with Mr. Jungbauer to reflect the mutual decision reached concerning Mr. Jungbauer’s departure from our company. Pursuant to the amendment, Mr. Jungbauer’s employment would terminate on the date we advise him that we have engaged a new chief financial officer and/or principal accounting officer. We agreed, however, that the actual date of termination of Mr. Jungbauer’s employment would be no earlier than July 31, 2006. We also had the right, at our option, to extend Mr. Jungbauer’s employment (as a non-officer) for a transition period. Such transition period would not, without Mr. Jungbauer’s consent, continue beyond December 31, 2006. Mr. Jungbauer’s employment with our company ceased July 31, 2006. Mr. Jungbauer’s compensation and benefits continued to be paid under the employment agreement at their current rates through his termination date. Except for the severance payments described below, Mr. Jungbauer is no longer be eligible for bonus or other incentive compensation. Under the terms of the employment agreement, Mr. Jungbauer had the right to terminate his employment upon 60 days’ prior notice and was entitled to a severance payment equal to six months of base compensation. Under the employment agreement, Mr. Jungbauer received a severance payment of $100,000 on his termination date. To facilitate a smooth transition, we agreed to make an additional severance payment to Mr. Jungbauer. Under the amendment, Mr. Jungbauer will receive an additional severance payment of $100,000 on January 2, 2007. In addition to these severance payments, we have agreed to pay or reimburse Mr. Jungbauer for medical (COBRA) benefits. The original terms of Mr. Jungbauer’s stock option agreements for the purchase of 144,012 shares of our common stock provided that he had three months following termination of employment to exercise the vested portions thereof. Options to purchase 44,065 shares of our common stock were vested as of July 31, 2006. Pursuant to the amendment, we agreed to amend Mr. Jungbauer’s stock option agreements to provide that his options, to the extent vested on the termination date, would be exercisable for a period of twelve months following the termination of Mr. Jungbauer’s employment. In July 2006, we agreed to retroactively rescind the provision in the amendment that provided Mr. Jungbauer twelve months following termination of employment to exercise the vested portions thereof and revert to the original terms of the stock option agreements that provide Mr. Jungbauer three months following termination of employment to exercise the vested portions thereof. As noted above, Mr. Jungbauer’s employment with our company ceased July 31, 2006.

NON-EMPLOYEE DIRECTOR COMPENSATION

Through November 2003, our non-employee directors were entitled to receive automatic annual stock option grants for the purchase of 700 shares under our 1993 Director Stock Option Plan. Between the expiration of such plan and August 2004, automatic annual stock option grants for the purchase of 700 shares were made to our non-employee directors under our 2001 Equity Incentive Plan.

On March 21, 2005, we granted a stock option for the purchase of 5,000 shares of common stock to each of David B. Kaysen and Susan L. Critzer for their service as non-employee directors. These options were granted outside our shareholder-approved plans, were fully vested at the date of grant, and are exercisable at $10.00 per share. These options expire on March 21, 2015.

On June 8, 2005, our compensation committee adopted cash and equity-based compensatory arrangements for non-employee directors. On August 3, 2005, our compensation committee made certain revisions to the equity-based compensatory arrangements, which revisions are reflected in the following discussion.

Effective May 1, 2005, each non-employee director receives the following cash compensation for a full year of service to our company (paid quarterly):

Position	Annual Retainer
Board Member (other than Board Chairperson)	$6,000
Board Chairperson	$12,000
Audit Committee Member (other than Committee Chairperson)	$500
Audit Committee Chairperson	$2,000
Compensation Committee Member (other than Committee Chairperson)	$500
Compensation Committee Chairperson	$1,000

Our directors are also reimbursed for certain reasonable expenses incurred in attending board meetings.

In addition, each year, as of the date of the annual meeting of shareholders of our company, commencing with the 2005 annual meeting of the shareholders, each eligible director who has been elected or reelected or who is continuing as a member of the board as of the adjournment of the annual meeting, automatically receives an option award in the amount of 5,000 shares (the “Annual Grant”) under our 2005 Director Stock Option Plan. In addition, each eligible director who is elected to the board other than at an annual meeting of shareholders shall automatically receive an option award (the “Initial Award”) under such plan. The number of shares to be covered by an Initial Award shall equal the nearest whole number, rounded down, equal to (a) 5,000 shares multiplied by (b) the quotient obtained by dividing (1) the number of whole weeks between the date of such person’s election of the board and the scheduled date of the next annual meeting of shareholders and (2) 52 weeks. The date of an Initial Award shall be the date of election of such person to the board. Pursuant to our 2005 Director Stock Option Plan, we granted options for the purchase of 673 shares of common stock to each of Larry G. Haimovitch and J. Robert Paulson, Jr. on August 3, 2005, and options for the purchase of 5,000 shares of common stock to each of Susan L. Critzer, Larry G. Haimovitch, Lawrence L. Horsch, David B. Kaysen, Paul K. Miller and J. Robert Paulson, Jr. on September 22, 2005.

In May 2006, our board awarded non-qualified stock options for the purchase of 5,000 shares of common stock to each of Susan L. Critzer, Larry G. Haimovitch, Lawrence L. Horsch, David B. Kaysen, Paul K. Miller and J. Robert Paulson, Jr. The foregoing options were issued to each of our non-employee directors under our Amended and Restated 2001 Equity Incentive Plan. Such options vested immediately. They are exercisable at $10.50 per share. These options expire on May 10, 2016.

Each non-employee director shall also automatically be granted the right to elect to receive additional options in lieu of the amount of the director’s cash compensation (“Annual Retainer”), or a portion thereof, for the year following election or reelection to, or continuation on, the board.

The Initial Awards, the Annual Grants and any options issued in lieu of the Annual Retainer have ten-year terms and vest 100 percent on the first anniversary of the date of grant. The vesting of such options accelerates in the event of a change of control of our company.

Directors who are also employees receive no remuneration for services as members of the board or any board committee.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee has appointed Lurie Besikof Lapidus & Company, LLP (“LBL”) as our independent registered public accounting firm for the fiscal year ending April 30, 2007. A proposal to ratify that appointment will be presented to shareholders at the meeting. If the shareholders do not ratify such appointment, the audit committee may consider the selection of another independent registered public accounting firm. Representatives of LBL are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

LBL provided audit and non-audit services to us in fiscal year 2006, the aggregate fees and expenses of which are shown below.

Change in Accountants

As previously reported, on June 9, 2005, PricewaterhouseCoopers LLP (“PwC”) informed the audit committee of our board of directors that it would decline to stand for re-election as our independent registered public accounting firm and would cease to serve as our independent registered public accounting firm upon completion of PwC procedures regarding the following: (1) our financial statements as of and for the year ended April 30, 2005 and (2) the Form 10-KSB in which such financial statements would be included.

The reports of PwC on our financial statements as of and for the years ended April 30, 2005 and 2004 contained an explanatory paragraph expressing significant doubt about our ability to continue as a going concern, but did not contain an adverse opinion or disclaimer of opinion, and were not further qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended April 30, 2005 and 2004 and through June 6, 2006, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on our financial statements for such years.

During the years ended April 30, 2005 and 2004 and through June 6, 2006, there has been one reportable event of the type described in Item 304(a)(1)(iv)(B) of Regulation S-B. The reportable event occurred in March 2004 when PwC informed our audit committee that there was a material weakness in internal controls over financial reporting. Specifically, PwC identified a material weakness in the design and operation of internal controls relating to documenting and reporting international distribution marketing expenditures and related reimbursement. Following this communication from PwC, we implemented procedures and reporting to document and support customer marketing expenses which remedied this material weakness.

On August 8, 2005, our audit committee engaged LBL as our independent registered public accounting firm commencing with work to be performed in relation to our fiscal quarter ended July 31, 2005 and in connection with the audit of our financial statements for the fiscal year ending April 30, 2006. In the past two years we have had no occasion to consult with LBL on any matters.

Audit and Non-Audit Fees

The following table presents fees for audit and other services provided by PwC in fiscal year 2005 and LBL in fiscal year 2006. Fees for audit and other services provided by PwC in fiscal year 2006 as a non-principal accountant of $156,184 are excluded from the following table.

	Year Ended
	April 30, 2005	April 30, 2006
Audit fees(1)	$145,395	$170,509
Audit-related fees(2)	14,062	16,940
Tax fees(3)	0	4,200
All other fees	0	0
Total Fees	$159,457	$191,649

(1)          Audit fees consist of fees for services provided in connection with the audit of our financial statements, reviews of our quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings.

(2)          Audit-related fees consist of assurance and related services that include, but are not limited to, consultation concerning financial accounting and reporting standards.

(3)          Tax fees consist of fees for services provided in connection with the preparation of tax returns.

Pre-Approval Policies and Procedures

All services provided by our independent auditors are subject to pre-approval by the audit committee of our board of directors. The audit committee has authorized each of its members to approve services by our independent auditors in the event there is a need for such approval prior to the next full audit committee meeting. Any interim approval given by an audit committee member must be reported to the audit committee no later than its next scheduled meeting. Before granting any approval, the audit committee (or a committee member if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on our auditor’s independence. The audit committee pre-approved all services provided by PwC in the fiscal year ended April 30, 2005, and all services provided by LBL in the fiscal year ended April 30, 2006.

Recommendation

The audit committee recommends a vote for the ratification of the appointment of LBL as our independent registered public accounting firm for the fiscal year ending April 30, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Lawrence L. Horsch

Effective August 19, 2003, we entered into a letter agreement with Lawrence L. Horsch, who became one of our directors in August 2003, who served as Chairman of the Board from August 2003 to September 2005, and who served as our Acting Chief Executive Officer from April 2004 to August 2004. Pursuant to this agreement, Mr. Horsch agreed to provide 32 hours of service per month as Chairman for a retainer of $60,000 per year. Pursuant to the agreement, Mr. Horsch agreed to purchase 8,571 shares of common stock from our company at a price of $7.00 per share. As additional consideration, we issued a ten-year option to Mr. Horsch for the purchase of 10,000 shares of common stock exercisable at $7.00 per share. This option vests in full upon the fourth anniversary of the date of grant. However, this vesting was accelerated to the extent of two-thirds of the shares purchasable under the option because of certain advances in product development and achievement of certain stock performance. Mr. Horsch has orally agreed to relinquish options for the purchase of 3,333 shares of common stock because one milestone under the applicable option agreement, which would have accelerated the vesting of such option to the extent of 3,333 shares of common stock had it been achieved, was not achieved. Our board of directors ceased paying the $60,000 per year retainer effective March 31, 2005.

On April 16, 2004, we entered into an arrangement with Mr. Horsch to compensate him for the extra hours he worked beyond the 32 hours per month agreed upon in the August 19, 2003 letter agreement. Pursuant to this arrangement, Mr. Horsch has been granted (1) a ten-year option to purchase 4,464 shares of common stock at $16.80 per share, (2) a ten-year option to purchase 14,985 shares of common stock at $16.70 per share, and (3) a ten-year option to purchase 6,205 shares of common stock at $20.00 per share. The number of shares of common stock purchasable pursuant to such options is the value of the hours (at $150 per hour) divided by 0.3 with the result divided by the exercise price. These options represent payment for the additional hours of service rendered to our company from February 19, 2004, to December 31, 2004.

Mr. Horsch resigned from the position of Chairman of the Board at the commencement of the 2005 annual meeting of shareholders. Mr. Horsch, who decided not to stand for reelection to the board, intends to resign as a director at the commencement of the 2006 annual meeting of shareholders.

Arrangements and Transactions with PKM Properties, LLC

Credit Agreements.   To meet critical working capital shortages in recent fiscal years, we established the following credit agreements with PKM Properties, LLC (“PKM”), an entity controlled by Paul K. Miller, one of our directors, and one of the largest beneficial owners of our securities. While outstanding, the amounts borrowed from PKM were collateralized by substantially all of our assets.

Date	Nature of Financing	Interest Rate	Amount Borrowed		Disposition
January 2003	Discretionary Credit Agreement	10.0%	$943,666		Converted
May 2003	Discretionary Credit Agreement	10.0%	$935,000	(1)	Converted
November 2003	Credit Agreement	10.0%	$500,000		Converted
April 2004	Short-Term Note	10.0%	$140,250	(1)	Repaid
October 2004	Discretionary Credit Agreement	10.0%	$500,000		Converted
February 2005	Credit Agreement	10.0%	$500,000		Repaid

       (1) Represents amount borrowed less a placement fee of 6.5 percent of such amount.

During the fiscal year ended April 30, 2005, we made interest payments to PKM of $164,104.

We entered into debt conversion agreements as of April 1, 2005, with certain debt holders for the conversion of an aggregate of $4,402,000 of debt into equity securities. Pursuant to one such agreement, PKM converted $2,968,678 of outstanding indebtedness into 297 shares of 5% Series A Redeemable Convertible Preferred Stock at a stated value of $10,000 per share. Each share of preferred stock was convertible into the number of shares of common stock equal to the stated value divided by $5.00, subject to anti-dilution adjustments. The terms of the preferred stock included dividend, protective, liquidation and conversion rights. In December 2005, we purchased such preferred stock from PKM in consideration of the issuance of 913,253 shares of common stock. The preferred stock sold to PKM was issued along with a warrant to purchase 445,200 shares of common stock. The warrant had a term of five years and was originally exercisable at $5.00 per share, subject to anti-dilution adjustments. In December 2005, PKM exercised such warrant on a net exercise basis, using an exercise price of $3.25 per share and a market price of $6.60 per share, resulting in the issuance of 225,972 shares of common stock. In April 2004, we repaid in full the April 2004 Short-Term Note. In April 2005, we repaid in full the February 2005 Credit Agreement. As a result, we fully repaid our indebtedness to PKM.

As additional consideration for the foregoing credit agreements, we issued the following warrants to PKM with terms and conditions that included weighted-average anti-dilution rights and certain rights to require registration of the common stock underlying the warrants under federal and state securities laws. The exercise prices and the number of shares purchasable under such warrants have adjusted pursuant to the anti-dilution provisions thereof. Such adjusted numbers are also presented below. There were no warrants issued to PKM in connection with the April 2004 Short-Term Note.

Date	Term	Original Number of Shares	Original Exercise Price	Adjusted Number of Shares		Adjusted Exercise Price
January 2003	Ten-Year	35,000	$5.96	59,600		$3.50
May 2003	Ten-Year	38,034	$7.00	73,957		$3.60
November 2003	Ten-Year	7,738	$16.80	28,888		$4.50
November 2003 (extension)	Ten-Year	33,093	$20.00	140,822		$4.70
October 2004	Ten-Year	3,401	$14.70	11,363		$4.40
February 2005	Ten-Year	49,459	$5.00	72,734	(1)	$3.40

       (1) Represents the adjusted number of shares purchasable by PKM under such warrant following PKM’s reallocation of warrants for the purchase of 37,557 shares to third parties.

In addition to the foregoing warrants, we made the following payments to PKM in connection with the credit agreements:

•       Placement fee of 6.5 percent of the amount borrowed under the May 2003 Discretionary Credit Agreement

•       $56,404 in fees and expenses incurred on behalf of PKM in connection with the May 2003 Discretionary Credit Agreement

•       Placement fee of 6.5 percent of the amount borrowed under the April 2004 Short-Term Note

•       $32,113 in fees and expenses incurred on behalf of PKM in connection with the October 2004 Discretionary Credit Agreement

•       $19,143 in legal and administrative expenses incurred by PKM in connection with the February 2005 Credit Agreement

•       $18,086 in fees and expenses incurred on behalf of PKM in connection with the Debt Conversion Agreement

Financing Transaction and Lease.   On April 4, 2003, we sold our real estate, including real property and office-warehouse-manufacturing facility, together with certain personal property related thereto, to PKM. The purchase price for the property was $3.84 million, paid with (1) $1.0 million in cash (subject to certain reductions, prorations and credits), (2) PKM’s assumption of a mortgage note against the property in the amount of $2.5 million in favor of Associated Bank Minnesota, dated November 23, 1999, and (3) PKM’s assumption of our promissory note with Dakota Electric Association and land special assessments payable to Dakota County aggregating $336,105. As additional consideration, we issued to PKM a ten-year warrant for the purchase of 35,000 shares of our common stock at an exercise price of $6.25 per share. As a result of anti-dilution adjustments through April 30, 2006, this warrant is exercisable for 60,763 shares at $3.60 per share.

Concurrent with the sale of the property, we entered into a ten-year lease for the property with a base annual rent of $360,000 for the first and second year; $370,800 per year for the third, fourth and fifth year, and $389,340 for the remaining years of the lease subject to an increase for additional interest payable by PKM on its long-term permanent financing of the property, which may increase base monthly rents by up to one-twelfth of the additional annual interest payable by PKM. Assuming we are not in default under the terms of the lease, we have two options to extend the lease for five-year periods upon expiration of the initial ten-year term at a market rate. We also pay under the lease operating costs and real estate taxes.

Under certain conditions, we also have an option to purchase the building at the end of the initial ten-year term at the fair value at that time. The purpose of the transaction was to retire our bank debt and provide us with additional required working capital.

On June 29, 2005, we entered into a lease termination agreement with PKM. In order to induce PKM, the landlord of our corporate headquarters, to attempt to sell or lease the property to a third party and to terminate the lease with our company, we agreed, among other things, to reimburse PKM for all costs and expenses relating to the lease or the sale of the property, and to termination of the lease on not less than 120 days’ notice. We also agreed that, if we request the landlord to accept less than its minimum required net sale proceeds, we would pay a lease termination fee equal to the difference between the landlord’s minimum net sale proceeds and the actual net sale proceeds. We also agreed to pay a lease termination fee if the landlord re-leases the property on economic terms and conditions less desirable than those of the existing lease.

During the fiscal years ended April 30, 2006 and 2005, we made lease payments to PKM of $496,136 and $451,015, respectively.

Transactions with Other Five Percent Owners

In July 2003, we entered into a loan agreement and borrowed $1.0 million from Peter L. Hauser, an existing shareholder, pursuant to a subordinated note with an interest rate of 10 percent per year. While outstanding, the amount borrowed from Mr. Hauser was collateralized by substantially all of our assets. We issued to Mr. Hauser a ten-year warrant for the purchase of 38,035 shares of our common stock on terms comparable to the warrants issued to PKM in connection with the May 2003 Discretionary Credit Agreement. As a result of anti-dilution adjustments through April 30, 2006, this warrant is exercisable for 73,958 shares at $3.60 per share. In February 2004, the maturity date of this loan was extended to June 30, 2005. In connection with the extension, we issued a warrant with a ten-year term to purchase up to 13,600 shares of our common stock at an exercise price of $20.00 per share. As a result of anti-dilution adjustments through April 30, 2006, this warrant is exercisable for 57,872 shares at $4.70 per share.

We entered into debt conversion agreements as of April 1, 2005, with certain existing debt holders for the conversion of an aggregate of $4,402,000 of debt into equity securities. Pursuant to one such agreement, Mr. Hauser converted $1,008,611 of outstanding indebtedness into 100 shares of 5% Series A Redeemable Convertible Preferred Stock at a stated value of $10,000 per share. Each share of preferred stock was convertible into the number of shares of common stock equal to the stated value divided by $5.00, subject to anti-dilution adjustments. The terms of the preferred stock included dividend, protective, liquidation and conversion rights. In December 2005 and January 2006, we repurchased all of our outstanding preferred stock, including shares held by Mr. Hauser and shares held by SF Capital Partners Ltd., MedCap Partners, L.P., Millennium Partners, L.P. and MedCap Master Fund, L.P., other beneficial owners of more than five percent of our common stock. The preferred stock sold to these investors was issued along with warrants to purchase a number of shares of common stock equal to 75% of the number of shares originally issuable upon conversion of their preferred stock. These warrants had a term of five years and were originally exercisable at $5.00 per share, subject to anti-dilution adjustments. In December 2005 and January 2006, all of the common stock purchase warrants issued with the preferred stock, including those held by the above-referenced shareholders, were exercised at $3.25 per share. Mr. Hauser exercised his warrant on a net exercise basis, using an exercise price of $3.25 per share and a market price of $6.60 per share.

Employment Agreements

We have employment agreements with Marc P. Flores, our President, Chief Executive Officer and one of our directors, Adam L. Berman, our Vice President, Research and Development, Robert W. Clapp, our Vice President, Operations, Dennis E. Steger, our Vice President, Regulatory Affairs and Quality Assurance, James E. Jeter, our Vice President, Sales, Gary O. Tegan, our Vice President, Marketing, and Eapen Chacko, who joined our company as Vice President, Finance and Chief Financial Officer. We had an employment agreement with John H. Jungbauer, our former principal financial officer and principal accounting officer. You should review “Executive Compensation—Employment Contracts and Termination of Employment, and Change-in-Control Arrangements” for more information about such agreements.

Director Options

In March 2005, we granted a stock option for the purchase of 5,000 shares of common stock to David B. Kaysen and we granted a stock option for the purchase of 5,000 shares of common stock to Susan L. Critzer. Mr. Kaysen and Ms. Critzer are two of our non-employee directors. These options were granted outside our shareholder-approved plans, they were 100 percent vested at the date of grant, and they are exercisable at $10.00 per share. These options expire on March 21, 2015.

Pursuant to our 2005 Director Stock Option Plan, we granted options for the purchase of 673 shares of common stock, exercisable at $8.00 per share, to each of Larry G. Haimovitch and J. Robert Paulson, Jr. on August 3, 2005, and options for the purchase of 5,000 shares of common stock, exercisable at $7.40 per share, to each of Susan L. Critzer, Larry G. Haimovitch, Lawrence L. Horsch, David B. Kaysen, Paul K. Miller and J. Robert Paulson, Jr. on September 22, 2005. These awards have ten-year terms and vest 100 percent on the first anniversary of the date of grant. The vesting of such options accelerates in the event of a change of control of our company.

In May 2006, we awarded non-qualified stock options for the purchase of 5,000 shares of common stock to each of Susan L. Critzer, Larry G. Haimovitch, Lawrence L. Horsch, David B. Kaysen, Paul K. Miller and J. Robert Paulson, Jr. The foregoing options were issued to each of our non-employee directors under our Amended and Restated 2001 Equity Incentive Plan. Such options vested immediately. They are exercisable at $10.50 per share. These options expire on May 10, 2016.

Management Options

Effective April 1, 2005, we awarded (1) a non qualified stock option for the purchase of 344,034 shares of common stock to Marc P. Flores, our President and Chief Executive Officer, (2) a non-qualified stock option for the purchase of 129,013 shares of common stock to John H. Jungbauer, our former principal financial officer and principal accounting officer, (3) a non-qualified stock option for the purchase of 64,506 shares of common stock to Adam L. Berman, our Vice President, Research and Development, (4) a non-qualified stock option for the purchase of 64,506 shares of common stock to Robert W. Clapp, our Vice President, Operations, (5) a non-qualified stock option for the purchase of 21,502 shares of common stock to Dennis E. Steger, our Vice President, Regulatory Affairs and Quality Assurance, and (6) a non-qualified stock option for the purchase of 43,004 shares of common stock to a former employee. The foregoing options were issued outside our employee benefit plans. Such options vest to the extent of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter. They are exercisable at $8.90 per share. These options expire on April 1, 2012.

In April 2006, we awarded (1) a non-qualified stock option for the purchase of 28,669 shares of common stock to Mr. Flores, (2) a non-qualified stock option for the purchase of 7,167 shares of common stock to Adam L. Berman, our Vice President, Research and Development, (3) a non-qualified stock option for the purchase of 7,167 shares of common stock to Robert W. Clapp, our Vice President, Operations, and (4) a non-qualified stock option for the purchase of 2,867 shares of common stock to Dennis E. Steger, our Vice President, Regulatory Affairs and Quality Assurance. The foregoing options were issued under our Amended and Restated 2001 Equity Incentive Plan. Such options vest to the extent of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter. They are exercisable at $12.00 per share and expire on April 3, 2013.

We have also awarded options to James E. Jeter, our Vice President, Sales, Gary O. Tegan, our Vice President, Marketing, and Eapen Chacko, our Vice President, Finance and Chief Financial Officer. You should review “Executive Compensation—Employment Contracts and Termination of Employment, and Change-in-Control Arrangements” for more information about such options.

Related Party Distributor

Prior to our exit from the heart valve business, we sold heart valves through a distribution network of 37 exclusive distributors, including Mercé v. Electromedicina, S.L. The Managing and General Director of Mercé v. Electromedicina, Salvador Mercé Cervelló, is one of our former board members. During the fiscal year ended April 30, 2005, such distributor made net purchases of product from our company equal to approximately 42.4 percent of our net sales, respectively. Our accounts receivable with this distributor accounted for approximately 54.4 percent of our accounts receivable at April 30, 2005. Obligations to us from this distributor are unsecured. During the quarter ended January 31, 2005, in an effort to raise $250,000 in cash to continue operations, we sold 400 heart valves at a fifty-five percent discount to Mercé v. Electromedicina.

General

The transactions set forth herein were approved by a majority of our independent, disinterested directors who had access, at our expense, to our legal counsel or independent legal counsel. We believe that all such transactions were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. In the future, all material affiliated transactions will be approved by a majority of our independent, disinterested directors who will have access, at our expense, to our legal counsel or independent legal counsel and will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC to furnish us with copies of all such reports. To our knowledge, based solely on a review of copies of reports filed with the SEC during the last fiscal year, all applicable Section 16(a) filing requirements were met, except that (1) one report on Form 4 setting forth the December 22, 2005 exercise of outstanding warrants for the purchase of common stock and our purchase of outstanding shares of 5% Series A Redeemable Convertible Preferred Stock from PKM Properties, LLC, an entity controlled by Paul K. Miller, one of our directors, and one of the largest beneficial owners of our securities, (2) one report on Form 4 setting forth the December 30, 2005 exercise of outstanding warrants for the purchase of common stock and our purchase of outstanding shares of 5% Series A Redeemable Convertible Preferred Stock from Peter L. Hauser, a principal shareholder, (3) one report on Form 3 setting forth the initial ownership on December 28, 2005 of MedCap Partners, LP, one of our principal shareholders, (4) one report on Form 5 setting forth the December 27, 2005, December 28, 2005 and December 29, 2005 exercise of outstanding warrants for the purchase of common stock and our purchase of outstanding shares of 5% Series A Redeemable Convertible Preferred Stock from MedCap Partners, LP, one of our principal shareholders, (5) one report on Form 4 setting forth the March 21, 2006 and March 22, 2006 purchases of common stock by MedCap Partners, LP, one of our principal shareholders, and (6) one report on Form 3 setting forth the initial ownership on January 17, 2006 of the Paul K. Miller Irrevocable Trust of 2005, were not filed on a timely basis. With the exception of the Form 3 for the Paul K. Miller Irrevocable Trust of 2005, all such forms for fiscal year 2006 were filed as of June 26, 2006.

SHAREHOLDER PROPOSALS FOR
2007 ANNUAL MEETING

If a shareholder wishes to present a proposal for consideration for inclusion in the proxy materials for the next annual meeting of shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, Attn: Eapen Chacko, no later than May 22, 2007. All proposals must conform to the rules and regulations of the SEC. Under SEC rules, if a shareholder notifies us of his or her intent to present a proposal for consideration at the next annual meeting of shareholders after August 5, 2007, we, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary authority with respect to such proposal without including information regarding such proposal in our proxy materials.

Our bylaws provide that in order for a person nominated by a shareholder to be eligible for election as a director at any regular or special meeting of shareholders, a written request that his or her name be placed in nomination must be received from a shareholder of record by our corporate secretary not less than 60 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director. A copy of our bylaws may be obtained by written request to MedicalCV, Inc., 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, Attn: Eapen Chacko. Please refer to “Our Board of Directors and Committees—Corporate Governance and Nominating Committee Procedures—Shareholder Nomination Procedures” for the information shareholders must submit in order to recommend a director candidate.

ANNUAL REPORT ON FORM 10-KSB

A copy of our annual report on Form 10-KSB for the fiscal year ended April 30, 2006, as filed with the SEC, including the financial statements and notes thereto, accompanies this notice of annual meeting, proxy statement and the related proxy card. We will furnish to any person whose proxy is being solicited any exhibit described in the exhibit index accompanying the Form 10-KSB, upon the payment, in advance, of fees based on our reasonable expenses in furnishing such exhibit. Requests for copies of exhibits should be directed to Eapen Chacko at our principal address.

Sincerely,
MEDICALcv, INC.

Marc P. Flores
President and Chief Executive Officer

Inver Grove Heights, Minnesota
September 19, 2006

APPENDIX A

MEDICALCV, INC.
BOARD OF DIRECTORS

Audit Committee Charter

MedicalCV, Inc.

(Adopted by the Board of Directors at a meeting held on June 1, 2006)

I.                   General Statement of Purpose

The purposes of the Audit Committee of the Board of Directors (the “Audit Committee”) of MedicalCV, Inc. (the “Company”) are to:

•       oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements;

•       take, or recommend that the Board of Directors of the Company (the “Board”) take, appropriate action to oversee the qualifications, independence and performance of the Company’s independent auditors; and

•       prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

II.              Composition

The Audit Committee shall consist of at least three (3) members of the Board, each of whom must (1) be “independent” as defined in Rule 4200(a)(15) under the Marketplace Rules of the National Association of Securities Dealers, Inc. (“NASD”); (2) meet the criteria for independence set forth in Rule 10A-3(b)(1) promulgated under Section l0A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the exemptions provided in Rule 10A-3 (c) under the Exchange Act; and (3) not have participated in the preparation of the financial statements of the Company or a current subsidiary of the Company at any time during the past three years.

Notwithstanding the foregoing, one director who (1) is not “independent” as defined in Rule 4200 under the Marketplace Rules of the NASD; (2) satisfies the criteria for independence set forth in Section 10A(m)(3) of the Exchange Act and the rules thereunder; and (3) is not a current officer or employee or a Family Member of such officer or employee, may be appointed to the Audit Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual proxy statement subsequent to such determination (or, if the Company does not file a proxy statement, in its Form 10-K or 20-F), the nature of the relationship and the reasons for that determination. A member appointed under this exception may not serve on the Audit Committee for more than two years and may not chair the Audit Committee.

Each member of the Audit Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. One or more members of the Audit Committee may qualify as an “audit committee financial expert” under the rules promulgated by the SEC.

The Corporate Governance and Nominating Committee shall recommend to the Board nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. The members of the Audit Committee shall be appointed annually by the Board and may be replaced or removed by the Board with or without cause. Resignation or removal of a Director from the Board, for whatever reason, shall automatically and without any further action constitute resignation or removal, as applicable, from the Audit Committee. Any vacancy on the Audit Committee, occurring for whatever reason, may be filled only by the Board. The Board shall designate one member of the Audit Committee to be Chairman of the committee.

III.         Compensation

A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee established by the Board, receive directly or indirectly from the Company any consulting, advisory or other compensatory fee from the Company. A member of the Audit Committee may receive additional directors’ fees to compensate such member for the significant time and effort expended by such member to fulfill his or her duties as an Audit Committee member.

IV.           Meetings

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. A majority of the members of the Audit Committee shall constitute a quorum for purposes of holding a meeting and the Audit Committee may act by a vote of a majority of the members present at such meeting. In lieu of a meeting, the Audit Committee may act by unanimous written consent. The Chairman of the Audit Committee, in consultation with the other committee members, may determine the frequency and length of the committee meetings and may set meeting agendas consistent with this Charter.

V.                Responsibilities and Authority

A.               Review of Charter

•        The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any amendments or modifications to the Charter that the Audit Committee deems appropriate.

B.              Annual Performance Evaluation of the Audit Committee

•        At least annually, the Audit Committee shall evaluate its own performance and report the results of such evaluation to the Board Corporate Governance and Nominating Committee.

C.              Matters Relating to Selection, Performance and Independence of Independent Auditor

•        The Audit Committee shall be directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee may consult with management in fulfilling these duties, but may not delegate these responsibilities to management.

•        The Audit Committee shall be directly responsible for oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

•        The Audit Committee shall instruct the independent auditor that the independent auditor shall report directly to the Audit Committee.

•        The Audit Committee shall pre-approve all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section l0A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

•        The Audit Committee may review and approve the scope and staffing of the independent auditors’ annual audit plan(s).

•        The Audit Committee shall request that the independent auditor provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, require that the independent auditor submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Company, discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and based on such disclosures, statement and discussion take or recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

•        The Audit Committee may consider whether the provision of the services covered in Items 9(e)(2) and 9(e)(3) of Regulation 14A of the Exchange Act (or any successor provision) is compatible with maintaining the independent auditor’s independence.

•        The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, and shall present its conclusions with respect to the independent auditors to the full Board. As part of such evaluation, at least annually, the Audit Committee shall:

•       obtain and review a report or reports from the independent auditor describing (1) the auditor’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the auditors or by any inquiry or investigation by government or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditors, and any steps taken to address any such issues, and (3) in order to assess the auditor’s independence, all relationships between the independent auditor and the Company;

•       review and evaluate the performance of the independent auditor and the lead partner (and the Audit Committee may review and evaluate the performance of other members of the independent auditor’s audit staff); and

•       assure the regular rotation of the audit partners (including, without limitation, the lead and concurring partners) as required under the Exchange Act and Regulation S-X.

In this regard, the Audit Committee shall also (1) seek the opinion of management and the internal auditors of the independent auditors’ performance and (2) consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm.

•        The Audit Committee may recommend to the Board policies with respect to the potential hiring of current or former employees of the independent auditor.

D.             Audited Financial Statements and Annual Audit

•        The Audit Committee shall review the overall audit plan (both internal and external) with the independent auditor and the members of management who are responsible for preparing the Company’s financial statements, including the Company’s Chief Financial Officer and/or principal accounting officer or principal financial officer (the Chief Financial Officer and such other officer or officers are referred to herein collectively as the “Senior Accounting Executive”).

•        The Audit Committee shall review and discuss with management (including the Company’s Senior Accounting Executive) and with the independent auditor the Company’s annual audited financial statements, including (a) all critical accounting policies and practices used or to be used by the Company, (b) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” prior to the filing of the Company’s Annual Report on Form 10-K, and (c) any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements.

•        The Audit Committee must review:

(i)             any analyses prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements. The Audit Committee may consider the ramifications of the use of such alternative disclosures and treatments on the financial statements, and the treatment preferred by the independent auditor. The Audit Committee may also consider other material written communications between the registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

(ii)         major issues as to the adequacy of the Company’s internal controls, including any special audit steps adopted in light of material control deficiencies;

(iii)     major issues regarding accounting principles and procedures and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

(iv)       the effects of regulatory and accounting initiatives, as well as off-balance sheet transactions and structures, on the financial statements of the Company.

•        The Audit Committee shall review and discuss with the independent auditor (outside of the presence of management) how the independent auditor plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995, and request assurance from the auditor that Section 10A(b) of the Exchange Act has not been implicated.

•        The Audit Committee shall review and discuss with the independent auditor any audit problems or difficulties and management’s response thereto. This review shall include (1) any difficulties encountered by the auditor in the course of performing its audit work, including any restrictions on the scope of its activities or its access to information, (2) any significant disagreements with management, and (3) a discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

•        This review may also include:

(i)             any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise);

(ii)         any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement; and

(iii)     any management or internal control letter issued, or proposed to be issued, by the auditors.

•        The Audit Committee shall discuss with the independent auditors those matters brought to the attention of the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61, as amended (“SAS 61”).

•        The Audit Committee shall also review and discuss with the independent auditors the report required to be delivered by such auditors pursuant to Section 10A(k) of the Exchange Act.

•        If brought to the attention of the Audit Committee, the Audit Committee shall discuss with the CEO and CFO of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, within the time periods specified in the SEC’s rules and forms, and (2) any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

•        Based on the Audit Committee’s review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by SAS 61, and (3) with the independent auditor concerning the independent auditor’s independence, the Audit Committee shall make a recommendation to the Board as to whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the last fiscal year.

•        The Audit Committee shall prepare the Audit Committee report required by Item 306 of Regulation S-K of the Exchange Act (or any successor provision) to be included in the Company’s annual proxy statement.

E.              Internal Auditors

•        At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation may include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditors.

•        In connection with the Audit Committee’s evaluation of the Company’s internal audit function, the Audit Committee may evaluate the performance of the senior officer or officers responsible for the internal audit function.

F.               Unaudited Quarterly Financial Statements

•        The Audit Committee shall discuss with management and the independent auditor, prior to the filing of the Company’s Quarterly Reports on Form 10-Q, (1) the Company’s quarterly financial statements and the Company’s related disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (2) such issues as may be brought to the Audit Committee’s attention by the independent auditor pursuant to Statement on Auditing Standards No. 100, and (3) any significant financial reporting issues that have arisen in connection with the preparation of such financial statements.

G.             Earnings Press Releases

•        The Audit Committee shall discuss the Company’s earnings press releases, as well as financial information and any earnings guidance provided to analysts and rating agencies, including, in general, the types of information to be disclosed and the types of presentation to be made (paying particular attention to the use of “pro forma” or “adjusted” non-GAAP information).

H.             Risk Assessment and Management

•        The Audit Committee shall discuss the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management.

•        In connection with the Audit Committee’s discussion of the Company’s risk assessment and management guidelines, the Audit Committee may discuss or consider the Company’s major financial risk exposures and the steps that the Company’s management has taken to monitor and control such exposures.

I.                  Procedures for Addressing Complaints and Concerns

•        The Audit Committee shall establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•        The Audit Committee may review and reassess the adequacy of these procedures periodically and adopt any changes to such procedures that the Audit Committee deems necessary or appropriate.

J.                 Regular Reports to the Board

•        The Audit Committee shall regularly report to and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to review for the benefit of the Board.

VI.           Additional Authority

The Audit Committee is authorized, on behalf of the Board, to do any of the following as it deems necessary or appropriate:

A.               Engagement of Advisors

•        The Audit Committee may engage independent counsel and such other advisors it deems necessary or advisable to carry out its responsibilities and powers, and, if such counsel or other advisors are engaged, shall determine the compensation or fees payable to such counsel or other advisors.

B.              Legal and Regulatory Compliance

•        The Audit Committee may discuss with management and the independent auditor, and review with the Board, the legal and regulatory requirements applicable to the Company and its subsidiaries and the Company’s compliance with such requirements. After these discussions, the Audit Committee may, if it determines it to be appropriate, make recommendations to the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

•        The Audit Committee may discuss with management legal matters (including pending or threatened litigation) that may have a material effect on the Company’s financial statements or its compliance policies and procedures.

C.              Conflicts of Interest

•        The Audit Committee shall conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee shall be required for all such transactions.

D.             General

•        The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members as the Audit Committee deems appropriate to carry out its responsibilities and exercise its powers.

•        The Audit Committee may perform such other oversight functions outside of its stated purpose as may be requested by the Board from time to time.

•        In performing its oversight function, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management, the independent auditor and such experts, advisors and professionals as may be consulted with by the Audit Committee.

•        The Audit Committee is authorized to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company, attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

•        The Audit Committee is authorized to incur such ordinary administrative expenses as are necessary or appropriate in carrying out its duties.

Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company’s financial statements or determining whether the Company’s financial statements are complete, accurate and in accordance with GAAP. Such responsibilities are the duty of management and, to the extent of the independent auditor’s audit responsibilities, the independent auditor. In addition, it is not the duty of the Audit Committee to conduct investigations or to ensure compliance with laws and regulations or the Company’s Code of Business Conduct and Ethics.

☒ PLEASE MARK VOTES	REVOCABLE PROXY
AS IN THIS EXAMPLE	MEDICALCV, INC.
				With-	For All
THIS PROXY IS SOLICITED ON BEHALF OF THE			For	hold	Except
BOARD OF DIRECTORS		1. To elect six directors for the ensuing year and until their successors shall be elected and duly qualified.	☐	☐	☐
The undersigned shareholder of MedicalCV, Inc., a Minnesota corporation, hereby acknowledges receipt of the notice of annual meeting of
shareholders and proxy statement, each dated September 19, 2006, and hereby		01 Susan L. Critzer	04 David B. Kaysen
appoints Marc P. Flores and Eapen Chacko, or either of them, proxies and		02 Marc P. Flores	05 Paul K. Miller
attorneys-in-fact, with full power to each of substitution and revocation, on		03 Larry G. Haimovitch	06 J. Robert Paulson, Jr.
behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of shareholders of MedicalCV, Inc. to be held at the Radisson
Hotel, 35 South Seventh Street, Minneapolis, Minnesota, on October 19, 2006, at 3:30 p.m. central time, or at any adjournment or postponement thereof, and to		INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s number in the space provided below.
vote, as designated below, all shares of common stock of MedicalCV, Inc.
which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.
			For	Against	Abstain
		2. To ratify the appointment of Lurie Besikof Lapidus & Company, LLP as our independent registered public	☐	☐	☐
accounting firm for the fiscal year ending April 30, 2007.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
Please be sure to sign and date	Date	VOTED FOR PROPOSALS 1 AND 2. ABSTENTIONS WILL BE
this Proxy in the box below.		COUNTED TOWARDS THE EXISTENCE OF A QUORUM.

Shareholder sign above	Co-holder (if any) sign above

------------------------------------------------------------------------------------------------------------------------------------------------------------------

 Detach above card, sign, date and mail in postage paid envelope provided.

MEDICALCV, INC.
9725 South Robert Trail
Inver Grove Heights, Minnesota  55077

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such and, if not previously furnished, a certificate or other evidence of appointment should be furnished. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.